Exhibit 4.1

NUMBER UNITS

U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [●]

BANNER ACQUISITION CORP.

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND
ONE-HALF OF ONE REDEEMABLE WARRANT TO PURCHASE ONE SHARE OF
CLASS A COMMON STOCK

THIS CERTIFIES THAT            is the owner of            Units.

Each Unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Common Stock”), of Banner Acquisition Corp., a Delaware corporation (the “Company”), and one-half (1/2) of one redeemable warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one (1) share (subject to adjustment) of Common Stock for $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), or (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to           , 2021, unless BofA Securities, Inc. elects to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. No fractional Warrants will be issued upon separation of the Units. The terms of the Warrants are governed by a Warrant Agreement, dated as of           , 2021, between the Company and American Stock Transfer & Trust Company, LLC, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 6201 15th Avenue, Brooklyn, New York 11219, and are available to any Warrant holder on written request and without cost.

Additionally, the units will automatically separate, if not previously separated, into their component parts and will not be traded after completion of our initial Business Combination.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Authorized Signatory	Transfer Agent

BANNER ACQUISITION CORP.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	Custodian

TEN ENT	—	as tenants by the entireties
					(Cust)	(Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

For value received,            hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT

TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE).

In each case, as more fully described in the Company’s final prospectus dated           , 2021, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the shares of Class A common stock sold in its initial public offering and liquidates because it does not consummate an initial business combination by           , 2023 (or by , 2023 if the Company has executed a letter of intent, agreement in principle or definitive agreement for its initial business combination by , 2023 but has not completed its initial business combination by , 2023), (ii) the Company redeems the shares of Class A common stock sold in its initial public offering in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to provide for the redemption of shares of Class A common stock in connection with an initial business combination or to redeem 100% of the Class A common stock if it does not consummate an initial business combination by           , 2023 (or by , 2023 if the Company has executed a letter of intent, agreement in principle or definitive agreement for its initial business combination by , 2023 but has not completed its initial business combination by , 2023) or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Class A common stock in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks stockholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.